11 March 2016

CHOO KHAR HENG

AND

TAN WEI KEAT

AND

RAFFLES VENTURE (DIRECT) PTE. LIMITED

AND

THE COMPANY

CALL OPTION AGREEMENT

DREW & NAPIER

CONTENTS

CLAUSE **PAGE**

THIS AGREEMENT is made on 11 March 2016

BETWEEN

(1) **CHOO KHAR HENG** (NRIC No. S7975316E) a Singapore permanent resident of 31 West Coast Park #07-23 Botannia Singapore 127649 (***CKH***);

(2) **TAN WEI KEAT** (IC No. G6466889M), a Malaysian of 1003 Bukit Merah Central #05-31 Singapore 159836 (***TWK***);

(3) **RAFFLES VENTURE (DIRECT) PTE. LIMITED** (Company Registration No. 200914019E), a company incorporated in Singapore with its registered address at 600 North Bridge Road #05-01 Parkview Square Singapore 188778 (***RV***); and

(4) **KNOREX PTE. LTD.** (Company Registration No. 200916815K), a company incorporated in Singapore with its registered address at 1003 Bukit Merah Central #05-31 Singapore 159836 (***Company***),

(each, a ***Party*** and collectively, the ***Parties***).

RECITALS

(A) CKH is the legal and beneficial owner of 117566 Ordinary Shares.

(B) TWK is the legal and beneficial owner of 49257 Ordinary Shares.

(C) CKH and TWK have agreed to grant RV a call option over the Founder Shares (defined below) subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

Board of Directors means the board of directors of the Company as constituted from time to time;

Business Day means a day (other than a Saturday or Sunday) on which the clearing banks in Singapore are open for business;

Change of Control means:

(a) any person or group directly or indirectly acquires more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the board of directors of the Company;

(b) any reorganisation, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or

(c) a sale, lease or other disposition of all or substantially all of the assets of the Company;

Company means Knorex Pte. Ltd.;

Completion Date means the completion of the sale and purchase of the Option Shares in accordance with this Agreement;

Convertible Note Subscription Agreement means the convertible note subscription agreement dated 11 March 2016 executed between the Company and RV;

Encumbrance includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right (other than those which appear in the Articles or this Agreement), right to acquire, security agreement and security interest or other right of whatever nature and the terms ***Encumber*** and ***Encumbrances*** shall be construed accordingly;

Exercise Period means the period between the closing date of a Qualified Financing or immediately prior to a Change of Control (as may be applicable) and prior to the Expiration Date;

Exercise Price means:

(a) the price per share of the shares issued in a Qualified Financing if a Change of Control does not occur prior to a Qualified Financing; or

(b) in the event that:

(i) a Change of Control occurs prior to a Qualified Financing;

(ii) no Qualified Financing is completed prior to the Maturity Date; or

(iii) the Board of Directors decide to pay off the outstanding Notes prior to a Qualified Financing,

the price of the shares issued by the Company in its most recent Series A financing at the relevant time or such price as may be agreed by the Parties.

Expiration Date shall have the meaning in Clause 2.4;

Founders means CKH and TWK;

Founder Shares means the Ordinary Shares held by the Founders;

Maturity Date shall have the definition in the Convertible Note Subscription Agreement;

Month Anniversary means the monthly anniversary of the date of the Convertible Note Subscription Agreement;

Note and ***Notes*** shall have the definition in the Convertible Note Subscription Agreement;

Notes Consideration Amount shall have the definition in the Convertible Note Subscription Agreement;

Option Coverage Amount means the amount obtained by multiplying the Option Coverage Percentage with the Notes Consideration Amount.;

Option Coverage Percentage means fifteen percent (15%) or such relevant percentage as set out in Clause 2.6 and Clause 2.7, whichever is the highest percentage;

Option to Purchase shall have the meaning as defined in Clause 2.1;

Option Shares shall have the meaning in Clause 2.2;

Ordinary Shares means ordinary shares in the capital of the Company, and the term ***Ordinary Share*** shall be construed accordingly;

Purchase Amount means the amount equal to 0.01% of the Notes Consideration Amount for the relevant Note;

Qualified Financing shall have the meaning in the Convertible Note Subscription Agreement; and

S$ shall mean the lawful currency of Singapore;

1.2 In this Agreement, where the context admits:

(a) words importing the singular shall include the plural and *vice versa* and references to the masculine shall include the feminine and neuter and *vice versa*;

(b) references to a ***person*** shall include any individual, firm, company or corporation (whether incorporated or established or carrying on business), unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(c) references to ***Clauses*** and ***Schedules*** refer to the clauses of and schedules to this Agreement respectively;

(d) the recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement; and

(e) the headings in this Agreement are for reference only and shall not affect the construction or interpretation of this Agreement.

2. OPTION SHARES

2.1 Concurrent with the issuance of the Notes to RV pursuant to the Convertible Note Subscription Agreement, the Founders irrevocably grant RV the right to purchase such number of Founder Shares as determined by this Clause 2 (***Option to Purchase***) upon RV paying to the Founders the Purchase Amount by telegraphic transfer to the account directed in writing by the Founders or, by such other means and manner as may be agreed in writing between the Parties.

2.2 RV shall have the right to purchase up to the number of Founder Shares equivalent to the amount obtained by dividing the Option Coverage Amount with the Exercise Price (rounded up to the nearest whole number) (***Option Shares***).

2.3 The Option to Purchase shall be exercisable, in whole or in part, during the Exercise Period.

2.4 The Option to Purchase shall expire on the earlier occurrence of any of the following (***Expiration Date***):

(a) the expiry of five (5) years from the date of this Agreement;

(b) a Change of Control;

(c) a public listing of the Company on a recognised stock exchange; and

(d) the winding-up of the Company (whether voluntary or compulsory).

2.5 Notwithstanding anything in this Agreement, if the Option to Purchase is not exercised by and on the Expiration Date, this Agreement shall *ipso facto* cease and determine and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise.

2.6 If a Change of Control does not occur prior to a Qualified Financing, the Option Coverage Percentage shall be increased to:

(a) twenty-five percent (25%) if a Qualified Financing does not occur on or prior to the sixth (6th) Month Anniversary;

(b) thirty-seven and a half percent (37.5%) if a Qualified Financing does not occur on or prior to the ninth (9th) Month Anniversary; and

(c) fifty percent (50%) if a Qualified Financing does not occur on or prior to the twelfth (12th) Month Anniversary.

2.7 If a Change of Control occurs prior to a Qualified Financing, the Option Coverage Percentage shall be increased to:

(a) twenty-five percent (25%) if Change of Control occur on or after the sixth (6th) Month Anniversary;

(b) thirty-seven and a half percent (37.5%) if a Change of Control occur on or after the ninth (9th) Month Anniversary; and

(c) fifty percent (50%) if a Change of Control occur on or after twelfth (12th) Month Anniversary.

2.8 Following the exercise by RV of the Option to Purchase in accordance with this Clause 2, the Founder(s) shall for the period prior to completion of the sale and purchase of the Option Shares:

(a) account to RV for all dividends or other distributions of the Company declared or paid after the date of the exercise of the Option to Purchase; and

(b) exercise all voting and other rights at the direction of RV.

3. COMPLETION

3.1 Completion of the sale and purchase of the Option Shares pursuant to the exercise of the Option to Purchase, in whole or in part (as the case may be), by RV shall (subject to the provisions of this Agreement) take place at the offices of the Company (or at such other place as the Parties may agree in writing).

3.2 On completion, the Founders shall deliver to RV:

(a) duly executed transfers in favour of RV accompanied by the relevant share certificates in respect of the Option Shares;

(b) such waivers or consents as RV may require signed by members of the Company to enable RV to be registered as holders of the Option Shares; and

(c) certified copy of the Board of Directors' resolution of the Company approving the registration of the said share transfers, subject to the same being duly stamped at the expense of the Company.

3.3 The Parties agree to provide all assistance necessary to procure the co-operation of all relevant persons in order for the Founders to provide the completion deliverables under Clause 3.2.

4. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1 Each of the Founders hereby represent, warrant and undertake to RV as follows:

(a) he is or will on completion be beneficially entitled to sell and transfer or is otherwise able to procure the transfer of the Option Shares to the RV;

(b) the Option Shares to be transferred to the RV were when issued duly authorised, validly issued and credited as fully paid up Ordinary Shares;

(c) he shall not, after the date of this Agreement, transfer, dispose or Encumber in any way his interest in any of the Option Shares;

(d) the Option Shares shall on completion be sold free of any Encumbrances; and

(e) he holds the Option Shares with full title guarantee and has full power and authority to enter into an option in respect of them on the terms of this Agreement.

4.2 Each of the Parties hereby represents and warrants to and with the other Party that:

(a) it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (ii) to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and done;

(c) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject; or (ii) its constitutive documents; or (iii) any agreement to which it is a party or which is binding on it or its assets; and

(d) its obligations under this Agreement are valid, binding and enforceable in accordance with their terms.

4.3 The said warranties and undertakings shall be separate and independent and shall not be limited by anything in this Agreement. The representations, warranties and undertakings contained herein shall be deemed to be repeated on and as of each Completion Date and the obligations of the Founders under this Agreement shall continue in full force and effect notwithstanding completion of the transactions under this Agreement.

5. MISCELLANEOUS

5.1 **Further assurance.** Each Party agrees and covenants that, at any time and from time to time, it will promptly execute and deliver to the other Party such further instruments and documents and take such further action as the other Party may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with the applicable laws or other regulatory approvals.

5.2 **Waiver.** No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

5.3 **Entire Agreement.**

(a) This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(b) Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

5.4 **Non-assignment.** Unless otherwise provided in this Agreement, this Agreement is personal to the Parties and neither Party shall assign, transfer, mortgage, charge, subcontract or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other Party.

5.5 **Third Party Rights**. No person, other than the Company and RV (or its assignee), shall have any right to enforce any term or condition of the Financing Documents under the Contracts (Rights of Third Parties) Act (Cap. 53B).

5.6 **Variation.** No variation or waiver of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

5.7 **Announcements.** Save for such announcement that is required, by any regulatory authorities (including without limitation any stock exchange) or by law, to be released by any Party, none of the Parties shall make any public announcement in relation to the transactions set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). This Clause shall survive completion or termination of this Agreement.

5.8 **Invalidity.** If at any time one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

5.9 **Counterparts.** This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party hereto may enter into this Agreement by signing any such counterpart.

6. NOTICES

6.1 Any notice or other communication required to be given under this Agreement, shall be in writing and shall:

(a) be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each party required to receive the notice or communication as set out below:

Company	:	1003 Bukit Merah Central #05-31 Singapore 159836
RV	:	71 Ayer Rajah Crescent #07-25 Singapore 139951

(b) be sent by email to the email address stated below; or

Company	:	shareholders@knorex.com
RV	:	ningjee@rafflesventurepartners.com

(c) as otherwise specified by the relevant party by notice in writing to each other Party.

6.2 Any notice or other communication shall be deemed to have been duly received:

(a) if delivered personally, when left at the address and for the contact referred to in this Clause;

(b) if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the tenth (10th) Business Day after posting;

(c) if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed; or

(d) if sent by email, only upon the sender's receipt of a proper delivery acknowledgement from the recipient of the email.

6.3 The provisions of this Clause shall not apply to the service of any proceedings or other documents in any legal action.

7. CONFIDENTIALITY

7.1 Each Party undertakes that it shall use (and shall use all reasonable endeavours to ensure that each of its connected persons shall use) all reasonable endeavours to keep confidential (and to ensure that its directors, officers, employees, agents and professional and other advisers keep confidential) all information (which shall be deemed confidential) and shall not use for its own business purposes or disclose to any third party any such confidential information without the prior written consent of the other Party.

7.2 The obligation of confidentiality under this Clause shall not apply to any information which is:

(a) publicly available or becomes publicly available otherwise than as a result of a breach of this Clause;

(b) lawfully in the possession of the receiving party prior to its disclosure to the receiving party by the disclosing party and is or becomes free from any restriction on its subsequent disclosure or use by the receiving party;

(c) received in good faith by the receiving party from a third party and is not knowingly used or disclosed in breach of this clause;

(d) independently acquired by the receiving party as a result of work carried out by an employee or agent to whom no disclosure of such information had been made; or

(e) required to be disclosed by any law (including any order of a court of competent jurisdiction) or the rules of any stock exchange or governmental or other regulatory authority, whether or not having the force of law (but, if not having the force of law, compliance with which is in accordance with the general practice of persons subject thereto). If any Party to this Agreement or any connected person of such Party is under an obligation (imposed by law, any stock exchange or any governmental authority) to make or issue any announcement relating to this Agreement, or the transactions contemplated by this Agreement, the relevant Party shall give the other Party every reasonable opportunity to comment on any such announcement or release before it is made or issued and the approval of all the Parties (such approval not to be unreasonably withheld or delayed) shall be required for any specific reference in such announcement or release to that Party (or any of their connected persons) or their respective affairs or investments, provided always that the above shall not have the effect of preventing the Party making the announcement or release from compliance with its legal and stock exchange obligations.

8. GOVERNING LAW AND JURISDICTION

8.1 This Agreement (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

8.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The tribunal shall consist of three (3) arbitrators. All arbitration proceedings shall be in the English language. The decision of the arbitrator shall be final and binding on all the Parties.

(This space has been intentionally left blank)

IN WITNESS WHEREOF, this Agreement has been entered into on the date stated above.

SIGNED BY)

CHOO KHAR HENG)

in the presence of:)

Yap Ning Jee)

)

SIGNED BY)

TAN WEI KEAT)

in the presence of:)

Yap Ning Jee)

)

SIGNED BY)

YAP NING JEE)

for and on behalf of)

RAFFLES VENTURE (DIRECT) PTE. LIMITED)

in the presence of:)

CHOO KHAR HENG)

)

SIGNED BY)

CHOO KHAR HENG)

for and on behalf of)

KNOREX PTE. LTD.)

in the presence of:)

Yap Ning Jee)

)

10 MAR 2021

KNOREX PTE. LTD.

RAFFLES VENTURE (DIRECT) PTE. LIMITED

ADDENDUM TO

CALL OPTION AGREEMENT

THIS ADDENDUM is made on 10 MAR 2021

BETWEEN:

(1) CHOO KHAR HENG (NRIC No. S7975316E) a Singaporean of 21 Sin Ming Walk #19-11 Singapore 573915 ("**CKH**");

(2) TAN WEI KEAT (ID No. G6466889M), a Malaysian of 21 Sin Ming Walk #19-11 Singapore 573915 ("**TWK**");

(3) **RAFFLES VENTURE (DIRECT) PTE. LIMITED** (Company Registration No. 200914019E), a company incorporated in Singapore with its registered address at 600 North Bridge Road #05-01 Singapore 188778 ("**RV**"); and

(4) **KNOREX PTE. LTD.** (Company Registration No. 200916815K), a company incorporated in Singapore with its registered address at 21 Merchant Road, #04-01 Singapore 058267 (***Company***).

(each, a ***Party*** and collectively, the ***Parties***).

WHEREAS:

(A) The Parties had on 11 March 2016 entered into a call option agreement (the "**Agreement**") pursuant to which CKH and TWK agreed to grant RV a call option over the Founder Shares (defined in the Agreement).

(B) At the time of entry into the Addendum, it is determined in accordance with the terms of the Agreement that the maximum Option Shares can be purchased by RV from CKH and TWK is 9,870 (dividing S$500,000 by S$50.6565, the unadjusted per share price of Class B preference shares).

(C) CKH and TWK presently agree to amend the Expiration Date.

(D) Without prejudice to the other terms of the Agreement, the Parties now wish to enter into this Addendum to amend the Agreement as set out below.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Unless otherwise defined in this Addendum, capitalised terms used in this Addendum shall have the respective meanings given to them in the Agreement.

2. AMENDMENTS TO THE AGREEMENT

The Parties hereby agree that the Agreement shall be amended to the extent set out as follows:

2.1 The Clause 2.4(c) shall be deleted in its entirety.

2.2 The Clause 2.4(a) shall be deleted in its entirety and replaced with the following:

"(a) 31 December 2024".

3. MISCELLANEOUS

3.1 The terms of this Addendum shall be deemed to take effect on and from the date stated at the beginning.

3.2 This Addendum is an integral part of the Agreement, and references to “this Agreement” in the Agreement shall be deemed to include this Addendum.

3.3 The Parties hereby agree and acknowledge that the variation to the Agreement made by this Addendum is a valid variation pursuant to Clause 5.6 of the Agreement.

3.4 Save as modified by this Addendum, the terms of the Agreement shall remain in full force and effect.

3.5 Each Party shall pay its own costs and expenses, if any, incurred in connection with the negotiation, preparation and execution of this Addendum.

3.6 Clauses 5.5, 5.6, 5.7, 5.8, 5.9, 6, 7 and 8 of the Agreement shall apply mutatis mutandis to this Addendum.

IN WITNESS WHEREOF, this Addendum has been entered into on the date stated above.

SIGNED BY)
CHOO KHAR HENG)
DIRECTOR)
KNOREX PTE. LTD.)
in the presence of:)



____

Witness’ Name:

NRIC No. / Passport No.:

SIGNED BY)
YAP NING JEE)
DIRECTOR)
RAFFLES VENTURE (DIRECT) PTE. LIMITED)
)
)
in the presence of:

____

Witness’ Name:

NRIC No. / Passport No.:

SIGNED BY)
CHOO KHAR HENG)
)
in the presence of:)
)

____

Witness' Name:

NRIC No. / Passport No.:

SIGNED BY)
TAN WEI KEAT)
)
in the presence of:)
)

____

Witness' Name:

NRIC No. / Passport No.: